Exhibit 4.6

CONTRACT OF LEASE

This Contract of Lease (the “Contract”) is made and entered into this Sept. 27, 2012 at Makati City, Philippines, by and between:

MEGAWORLD CORPORATION, a corporation duly organized and existing under and by virtue of Philippine laws, with business and postal address at the 28th Floor, The World Centre, 330 Sen. Gil Puyat Avenue, Makati City, represented herein by its Senior Assistant Vice President for Controllership Group,  JOEY I. VILLAFUERTE (hereinafter referred to as “LESSOR”)

-  and  -

WNS GLOBAL SERVICES PHILIPPINES, INC.,  a corporation duly organized and existing under and by virtue of Philippine laws with business address at the 9th Floor 1880 Eastwood Avenue Building, Eastwood City Cyberpark Bagumbayan, Quezon City, represented herein by its Managing Director, AMITABH  SINGH, (hereinafter referred to as the “LESSEE”)

W I T N E S S E T H:

For and in consideration of the payment of rents and other sums due hereunder, and the faithful compliance with all the conditions and covenants hereinafter contained, the LESSOR hereby leases, lets, and demises unto LESSEE, and the latter does hereby accept under lease, certain floor space constituting the Leased Premises, which are more particularly described in the Essential Provisions attached as Annex “A” hereof and The Risk Assessment Mitigation Document attached as Annex “B” hereof, both of which are made integral parts of this Contract;

This lease is granted by LESSOR and accepted by LESSEE subject to the following terms, covenants, conditions and restrictions.

ARTICLE 1 — DEFINITIONS

1.              DEFINITIONS -  As used herein, the following terms shall have the following respective meanings:

“Building” shall refer to the improvement identified in Annex “A” where the Leased Premises are located.

“Building Rules” shall refer to the rules and regulations which may from time to time be adopted by LESSOR regarding the occupancy of the Leased Premises and/or Building as well as the management, operation or maintenance of the Building.

“Common Areas” shall refer to all areas and facilities in the Building which have been designated by LESSOR for the general use and convenience of all lessees or occupants of the Building, their respective employees, customers and guests.

“Common Area Charges” shall refer to LESSEE’s monthly share in all costs and expenses incurred or to be incurred in the operation, management, repair and maintenance of the Common Areas, excluding those portions of the Common Areas which are reserved for the exclusive use of persons other than LESSEE.

“Force Majeure” shall mean an act, event or cause which is unexpected or unforeseen, or if foreseen, must be impossible to avoid, or which is beyond the control of LESSOR or LESSEE.  This term includes but is not limited to rebellion, insurrection, labor unrest, lockout, work stoppage, strikes on a citywide or nationwide scale, flood, typhoon, earthquake, robbery, theft, terrorism, or any other crime.

“Leasable Area” shall refer to the total floor area leased to LESSEE, computed by measuring from the outside finish of the permanent exterior building walls, and from the sides facing the Common Areas, and to the center of partitions that separate such floor space from adjoining leasable areas, without any deduction for columns, projections or other structural elements common to the Building, and an area equal to a pro-rate share in the limited Common Areas in the floor where the premises is located.

“Leased Premises” shall refer to the floor space specifically described in Annex “A”.

“Lease Term” shall refer to the term of the lease over the Leased Premises as specified in Annex “A” or any renewal thereof.

ARTICLE 2  -  LEASE TERM/ DELIVERY AND FIT-OUT OF LEASED PREMISES

2.1                               LEASE TERM  -  This lease shall be for a term specified in Annex “A”.  Unless otherwise renewed under the conditions established hereunder, this lease shall not be deemed extended beyond the date specified herein for its termination for any reason whatsoever.  There shall be no tacit renewal of this Contract, notwithstanding the continuation of LESSEE in the possession of the Leased Premises for any length of time after expiration of the term of this lease.

This lease may be renewed upon the written agreement of LESSOR and LESSEE and under such terms and conditions as may be acceptable to them; provided, that should LESSOR and LESSEE fail to agree on the terms and conditions under which this lease shall be renewed on or before ninety (90) calendar days prior to the expiry of this lease, this lease shall automatically terminate and LESSOR shall be entitled to the rights granted under this Contract by reason of such termination.

WNS Global Services Philippines, Inc._Techno Plaza II_5th and 6th Floors

2.2                               DELIVERY OF LEASED PREMISES  -  LESSOR shall deliver to LESSEE physical possession of the Leased Premises in “as is” condition fit for the use intended on or before the date specified in Annex “A”.  Upon delivery of the Leased Premises, LESSEE may commence any and all works necessary to render the Leased Premises suitable for its use in accordance with plans and specifications approved by LESSOR.

If LESSOR is unable to transfer physical possession of the Leased Premises to LESSEE on the date specified herein due to (i) the unjustifiable refusal of a prior lessee to vacate the Leased Premises notwithstanding the expiration or termination of the lease agreed upon between such prior lessee and LESSOR, or (ii) any other reason beyond the control of LESSOR, provided, no fault or omission is attributable to LESSOR and provided further that, LESSOR has exerted all efforts and observed due diligence in eliminating the cause of the delay, LESSOR shall not be subject to any liability for its failure to deliver the Leased Premises to LESSEE on the date specified.  Neither shall such failure affect the validity of this lease; provided, that the commencement date for the lease, as well as for the rental payments and other payment of LESSEE hereunder, shall be deferred to a date corresponding to the period of delay in the delivery, unless the parties shall mutually agree in writing on another period.

If the delay in delivering physical possession of the Leased Premises to LESSEE is attributable to the act or omission of LESSOR:

(a)         LESSOR shall reimburse LESSEE for any and all costs incurred by LESSEE for or arising from having to take and use another location/site or accommodation during the period of delay; and

(b)         LESSOR shall pay an interest at two percent (2%) per month on the costs incurred by LESSEE on its fit-out items and equipment.  From the agreed hand-over date to the date LESSEE actually takes physical possession of the Leased Premises.

The foregoing right of the LESSEE is without prejudice to any other remedy available under this Agreement.

If the delay in the delivery exceeds sixty (60) days, LESSEE shall have the option to rescind this Contract without penalty on its part and without need of judicial action, without prejudice to its remedies under this Contract and under the law.  LESSOR shall reimburse the costs of any equipment and fit-out items (including without limitation, any importation costs) specifically meant for the Building or for transferring all of LESSEE’s equipment and items to an alternative location, if this Contract is terminated due to act or omission not attributable to LESSEE.

2.3.                            RIGHTS RESERVED TO LESSOR  -  The grant of this lease shall not prejudice or adversely affect the following rights of LESSOR:

(a)                                 to provide for the free and uninterrupted passage and running of water, drainage, electricity, telecommunications or other public utilities or services through the installation of conduits, pipes, wires, cables or ducts as are now or may hereafter be installed in, on or under the Leased Premises, serving or capable of serving the Building, or the Common Areas or any adjoining property, and to enter the Leased Premises to inspect, repair or maintain such conduits, pipes, wires, cables or ducts at least forty-eight (48) hours after the issuance of a prior written notice to LESSEE, except in cases of emergency when such notice shall not be required.  Any such activity shall be effected in a manner as to cause the least inconvenience to LESSEE, its employees and/or guests;

(b)                                 to erect, alter or consent to the erection or alteration of any building located on any adjoining or neighboring property, notwithstanding that such erection or alteration may diminish the access of light, view or air enjoyed by the Leased Premises, or to deal with such neighboring or adjoining property as LESSOR shall see fit.  Provided however, that the LESSOR shall exert best efforts (i) to ensure that LESSEE’s quiet enjoyment of the Leased Premises is not interfered with during the construction of the neighboring property, (ii) to ensure that proper and recognized health and safety measures for all works to the neighboring property are being enforced at all times and adequate risk assessments are routinely being conducted and implemented accordingly, and (iii) not to diminish the access of light, view or air enjoyed by the Leased Premises and otherwise not to prejudice LESSEE  herein.  LESSOR further agrees to indemnify on a non-pass through basis and hold LESSEE free and harmless from and against any costs, damages or liabilities which may arise as a result of any failure to employ proper health and safety measures in respect for the adjacent works;

(c)                                  to enjoy subjacent and lateral support from the Leased Premises for the remainder of the Building;

(d)                                 to name or re-name the Building with any such style or name and, from time to time, to change, alter, substitute or abandon any such name, without compensation to LESSEE or the other tenants of the Building; provided, that LESSOR  shall give LESSEE not less than two (2) months’ prior written notice of LESSOR’s intention to do so and provided further, that such name shall not be contrary to law, morals, good customs or public policy, and the name is not that of an entity engaged in call center business or is otherwise a competitor of LESSEE;

(e)                                  to improve, change, alter, extend, reduce, add or otherwise deal in any manner with the arrangement, design or decoration of the Common Areas; provided, that in exercising such right, LESSOR will endeavor to cause as little inconvenience to  LESSEE as practicable under the circumstances;

(f)                                   to make, impose, adopt, supplement, abolish or amend the Building Rules, Provided that, LESSOR shall give LESSEE at least fifteen (15) business days prior written notice before the effectivity of such act; and provided further that, such act shall not adversely affect the ability of LESSEE to perform its obligations herein and to operate its business in the Leased Premises.

(g)                                  to appoint, ratify or confirm a property manager to manage and administer the Building and the Common Areas and to delegate to such property manager the power to adopt and implement the Building Rules; and for this purpose, any notice, act, decision, forbearance or consent required to be given or done hereunder shall be fully and effectively done or given if expressed to, by or on behalf of such property manager; and

(h)                                 to undertake the improvement of the Building or the Common Areas or any development work in an adjoining lot or within the vicinity of the Building, in such a manner as to cause the least inconvenience to LESSEE, its employees, guests, customers and clients; and for this purpose and as long as the latter condition is fulfilled. LESSEE shall not hold LESSOR liable for any resulting disturbance or discomfort arising out of such development work or improvement.

WNS Global Services Philippines, Inc._Techno Plaza II_5th and 6th Floors

For the purpose of Article 2.3 (d), LESSEE shall give LESSOR a list of LESSEE’s competitors on or prior to the execution of this Contract which list LESSEE may update from time to time by giving a revised list to LESSOR.  It is understood, however that nothing in this provision shall prohibit or restrict LESSOR from naming the Building after any of its affiliates or related companies.

Nothing in this provision exempts LESSOR from liability where it performs any of its acts herein with willful misconduct or gross negligence.

2.4                               CONTRACTOR’S ALL RISK INSURANCE  -  Should LESSEE decide to conduct construction or renovation works on the Leased Premises, LESSEE shall cause its contractor, prior to the commencement of any construction or renovation work, to obtain a Contractor’s All Risk (CAR) Insurance from a reputable insurance company accredited by LESSOR, in an amount acceptable to LESSOR, which shall cover the contract works, any lessor-supplied materials, the Leased Premises and properties surrounding the Leased Premises; liability to persons due to bodily injury and property damage in the course of construction or renovation arising out of or in connection with the fault or negligence of LESSEE, its contractors, suppliers or workers undertaking such construction or renovation or the failure of LESSEE to comply with LESSOR’s construction guidelines for the Building.

2.5                               CONSTRUCTION CASH BOND - Prior to the commencement of any construction or renovation work on the Leased Premises, LESSEE shall submit to LESSOR a construction cash bond, in an amount equivalent to one (1) month rent for every floor leased or PHILIPPINE PESOS: ONE MILLION FIVE HUNDRED EIGHTY TWO THOUSAND SEVEN HUNDRED NINETY PESOS (P 1,582,790.00) to answer and stand as security for the immediate repair or reconstruction of any damage caused to the property of LESSOR, injury to any person and/or damage to any property.  Any construction cash bond submitted pursuant to this Article net of any deductions (which deduction shall be subject to audit by LESSEE) shall, without need of any demand, be returned to LESSEE after completion of such construction or renovation works and upon compliance by LESSEE with the relevant certification and documentary requirements under the construction guidelines for the Building.

2.6                               ALTERATIONS, ADDITIONS OR IMPROVEMENTS  - LESSEE shall not make any alteration, addition, or improvement within the Leased Premises or in any of the Common Areas or effect the installation of any fixtures required by the conduct of its business, without the prior written consent of LESSOR. All such alterations, additions, or improvements shall be carried out subject to such reasonable terms and conditions as may be imposed by LESSOR.  All authorized alterations, additions or improvements made by LESSEE shall be done in good workmanlike fashion and at LESSEE’s cost. LESSOR reserves the right to require LESSEE to use LESSOR’s building contractor for any renovation of the Leased Premises when, in LESSOR’s reasonable opinion, the proposed renovation may adversely affect any of the warranties or guarantees given by any contractors of the building.

All building architectural, engineering, conceptual plans and specifications for any alteration, addition or improvement shall be submitted to LESSOR for its approval at least Fourteen (14) days prior to the commencement of work on any such alteration, addition or improvement.  The approval by LESSOR of such alterations, additions or improvements shall in no event relieve LESSEE from the responsibility of obtaining all the necessary permits and licenses pertaining to such alterations, additions, improvements, or installations or from paying the necessary taxes, insurance premium or fees as shall be necessary or appropriate in connection therewith.  LESSEE shall give all the notices required and shall comply with all ordinances, rules and regulations issued by governmental agencies and public utility companies having jurisdiction over the same.  For purposes hereof, LESSEE shall submit to LESSOR the CAR Insurance and the construction cash bond required by Articles 2.4 and 2.5, respectively, prior to the commencement of any construction or renovation of the Leased Premises or the Common Areas for the purpose of effecting any alteration, addition, improvement or installation.

All such alterations, additions or fixed improvements made by LESSEE, as well as any alteration, improvement or installation placed in or on the Leased Premises by LESSOR, except movable furniture and fixtures placed in the Leased Premises at the expense of LESSEE and removable without defacing or injuring any ceiling floor, wall or any portion of the Building or the Leased Premises, shall become the property of LESSOR at the expiry or termination of this lease, and shall remain upon and be surrendered with the Leased Premises as part thereof without compensation for their value to LESSEE.  In the event that LESSEE fails to comply with the provisions of this Article, LESSOR shall be entitled to apply the total cost of damages incurred by reason of such violation against the amount of the Security Deposit, without prejudice to the right of LESSOR to recover any deficiency from LESSEE.

Should LESSOR decide that it does not want any or all of the alterations, additions or improvements, it shall so advise LESSEE, who hereby undertakes to remove the same from the Leased Premises within thirty (30) days from said advice, at LESSEE’s sole cost.

Notwithstanding anything to the contrary in this Contract, it is understood that LESSEE shall have no obligation to remove any of its permanent improvements or additions or fixed alterations from the Leased Premises at the expiration or termination of the Lease Term on the condition that they have been kept in good tenantable condition subject to reasonable wear and tear.

In the event LESSEE has made any removal of improvements, additions or alterations pursuant to this provision, any such removal shall be undertaken without defacing the Leased Premises and/or Building.  In the event that damage or injury is caused to the Leased Premises and/or Building as a result of such removal, LESSEE undertakes to immediately repair any such damage or injury caused to the Leased Premises and/or Building.

2.7                               LOAD LIMITATIONS  -  LESSEE shall not bring, install, place or suspend any load, apparatus, equipment, article or thing into or in the Leased Premises in excess or in violation of the maximum weight and permitted locations of certain equipment, apparatus, article or thing as determined by LESSOR for the floor of the Building where the Leased Premises are located.   The maximum load limitation shall be mutually agreed in writing between the Parties and shall be appended to this Contract.  For this purpose, LESSEE shall obtain the prior written approval of LESSOR for the entry into and/or removal from the Leased Premises, of any load or apparatus, equipment or article.  LESSEE shall also comply with the requirements imposed by LESSOR for keeping such equipment, load or apparatus within the Leased Premises, including the use of supports of such dimension and material, to distribute the weight of such equipment, load or apparatus as LESSOR may deem necessary.  Likewise, the LESSOR shall not bring in any thing into or in the Leased Premises without the written approval from the LESSEE except in case of emergency when such load, apparatus, or thing is necessary to perform or conduct immediate repair or restoration of utilities or similar emergencies.

WNS Global Services Philippines, Inc._Techno Plaza II_5th and 6th Floors

Neither shall LESSEE install, without the prior written  approval  of  LESSOR,  any  air-conditioning  equipment  in the Leased Premises other than that provided or approved by  LESSOR , nor any other plant, equipment, apparatus or machinery which requires additional wiring, or which consumes electricity not metered through the electric meter from which LESSEE’s consumption of electricity is calculated.  LESSEE shall not permit, suffer or cause any act to be done whereby the maximum allowable voltage capacity of the Leased Premises shall be exceeded.

2.8                               DRILLING OR DEFACING.  LESSEE shall not make, permit or suffer any act, installation, alteration or addition to be made or done in or to the Common Areas, the Leased Premises or any part of the Building which may cause damage thereto including, without limitation, any cutting, maiming, marking, defacing or drilling into or of any part of the Building, Leased Premises or Common Areas.

2.9                               SIGNS AND ADVERTISING MEDIA  -  LESSEE shall not affix, inscribe or paint, or cause the affixing, inscribing or painting of, any notice, sign or other advertising media on any part of the Leased Premises or Building, except with prior written permission of the LESSOR and/or its Signage Committee (which permission shall not be unreasonably withheld, delayed nor conditioned), provided further, that no such permission from LESSOR will be required if the notice, sign or any other advertising media will be affixed, inscribed or painted, or otherwise put up by LESSEE in any of the inner portion of the Leased Premises (facing wall).  If so allowed by LESSOR, the sign or media shall be in the size and style as LESSOR may determine at its sole discretion. LESSEE shall have the right without need of any prior consent from LESSOR to affix its signage on the common directory of the Building.  Only the name and nomenclature of the LESSEE as set out in this Contract or as registered with the Philippine Securities and Exchange Commission shall be advertised in any directory of lessees which may be maintained at the ground floor of the Building.  LESSOR shall have the right to require LESSEE to remove any unauthorized signage or such sign which LESSOR may consider to be inappropriate.  LESSOR shall have the authority, without incurring any liability, to enter the Leased Premises and/or Building, remove any signs it may consider inappropriate in the exercise of reasonable judgment, and charge to LESSEE the entire cost of such removal and/or restoration of the Leased Premises or Building to its original condition, provided such cost is reasonable and appropriately substantiated.

LESSEE, upon leasing at least three (3) whole floors in the Building shall have the right to affix its signage on the external façade of the Building on the condition that the design specifications, materials used, size, location and manner of installation shall adhere to the guidelines and be subject to the prior approval of the Signage Committee of LESSOR, which approval shall not be unreasonably withheld, conditioned nor delayed.

2.10                        SHADES, AWNINGS, BLINDS  - LESSEE shall not hang or fix any shades, awnings, blinds or window guards of any description, shelters or coverings, wire or aerial wiring, supports, iron brackets or any other thing on any part of the Building, including the roof or exterior wall of the Leased Premises, without the prior written consent of LESSOR.  If so allowed by LESSOR, any shades, awnings, blinds or window guards shall be of such size and style as may be approved by LESSOR.

2.11                        PARKING.  LESSEE shall have a right to parking spaces as set out in Annex “A”.

ARTICLE 3  -  USE AND OCCUPANCY OF THE LEASED PREMISES

3.1                               AUTHORIZED USE  -  The Leased Premises shall be used exclusively for the purpose and in the manner stated in Annex “A”.  LESSEE shall not divert the Leased Premises to other uses, without the prior written consent of  LESSOR, it being expressly agreed that if, at any time during the Lease Term and without the previous written consent of LESSOR, any part of the Leased Premises is used for purposes other than what has been agreed upon, LESSOR shall have the right to (a) automatically cancel this Contract in accordance with Article 11 hereof;  (b)  increase the rent;  or (c) compel LESSEE to stop any unauthorized activity conducted in the Leased Premises.

It is understood, however, that LESSEE shall have no obligation to continually operate its business at the Leased Premises, provided that it continues to pay the rentals and other dues arising from this Contract.

3.2                               PROHIBITED ACTIVITIES - Without limiting the generality of the foregoing, LESSEE shall not use or permit the Leased Premises or Common Areas to be used as sleeping quarters or for domestic purposes.  However, LESSEE shall have the right to devote a reasonable portion of the Leased Premises as a rest or lounge area or temporary suite.   LESSEE shall not allow the Leased Premises or the Common Areas to be used for drying or hanging laundry or for loitering or eating (except that LESSEE may maintain a pantry within the Leased Premises for the use of its employees and guests).  LESSEE shall not allow the Leased Premises be used as an eatery or as a place where food or beverages of any kind are served by way of business; for the avoidance of doubt, this does not include food or beverage  brought by LESSEE’s employees or guests for their own consumption.

Neither shall the Leased Premises or Common Areas be used for canvassing, peddling, touting or soliciting of business except the LESSEE’s or its customer’s business or for distributing any booklet, pamphlet and advertising material not related to the purpose stated in Annex “A” or for any illegal or immoral purpose, or in any manner which may provide basis for the imposition of a fine, forfeiture or penalty against LESSOR under any applicable law provided however, that LESSEE shall have the right to conduct business solicitation within the Leased Premises or with LESSEE’s employees, customers and guests so long as such activities are similar or related to the business of LESSEE.    The Leased Premises shall not be used for the manufacture or storage of goods, articles or things or for the storage of dangerous goods or other explosive or hazardous substances.  No auction, fire, bankruptcy, close-down or similar sales of a retail business or any unethical type of business operation shall be conducted in the Leased Premises.

3.3                               NUISANCES  -  LESSEE shall not permit or suffer to be permitted any music or noise to emanate from the Leased Premises which in the reasonable opinion of LESSOR may constitute a nuisance or annoyance or give cause for reasonable complaint from LESSOR or other lessees.   Neither shall it permit any odor or noxious smell, which in the sole opinion of LESSOR is offensive or unusual to emanate from the Leased Premises, nor keep or suffer to be kept any animals or pets inside the Leased Premises.   In the event that LESSEE violates any of the prohibitions herein stated, it shall be liable for any and all damages which may be caused LESSOR, other tenants and occupants of the Building, including their employees, agents, representatives, and guests, in addition to LESSOR’s right to cancel this Contract in accordance with Article 11 if the violation persists despite lapse of Fifteen (15) days from written notice thereof from LESSOR.

WNS Global Services Philippines, Inc._Techno Plaza II_5th and 6th Floors

3.4                               INCREASE IN INSURABLE RISK  -  LESSEE shall not use the Leased Premises, the Building or any part thereof in any manner which will cause insurance policies of the Leased Premises or the Building against loss or damage caused by fire, storm, typhoon, or other insurable perils and/or loss or claims by  third  parties  to  be  rendered  void  and voidable, or whereby the premium due thereon may be increased.   Thus, LESSEE shall not bring into, store or install within the Leased Premises anything of highly flammable nature, explosive materials or any apparatus, machinery or equipment which may expose the Leased Premises to fire (except those which are necessary in the conduct of LESSEE’s business or otherwise allowed herein).   If, as a result of any act, deed, matter or thing done or permitted by LESSEE, the premium on any such insurance policy is increased, LESSOR shall be entitled, without prejudice to any other remedy provided hereunder, to recover from LESSEE the amount of such increase in premium and to be indemnified by LESSEE against all claims, losses, damages or claims sustained or made against LESSOR by any person as a result of a breach of this Article.

3.5.                            CONDUCT OF BUSINESS.  - LESSEE shall at all times, during the term of this lease, conduct its business in accordance, and shall at all times comply, with law and regulations, both national and local, and shall conduct such business in a reputable manner and in accordance with the business and operating standards of LESSOR.  LESSEE shall on its own, and without any aid or assistance by LESSOR, obtain all permits and licenses as may be required by national or local government authorities in connection with its business and the use and occupancy of the Leased Premises, and the copies thereof and thereafter copies of renewal shall, without necessity of demand, be furnished to LESSOR not later than fifteen (15) calendar days from the start of LESSEE’s business and every renewal date required by law, ordinance or regulation. LESSEE shall likewise comply with all tax rules and regulations. It is understood that LESSEE shall be solely responsible for the operation of its business in the Leased Premises during the entire term of this lease. Such operation shall be undertaken with utmost due diligence and care, and employing best business practices to ensure maximum efficiency. LESSEE shall hold free and harmless the LESSOR, its affiliates and subsidiaries, successors-in-interests and assigns, stockholders, directors, officers, employees and agents (the “LESSOR Related Parties”) from, and shall indemnify them against, any and all actions, sums of money, liabilities, damages, demands, claims, losses or expenses, including assessments, penalties, fees, costs, taxes, levy, and other charges by the appropriate government agencies or any third person, which the LESSOR and LESSOR Related Parties, incur, sustain, are subjected to, or required to pay, arising from or in connection with the LESSEE’s use and occupancy of the Leased Premises as well as in the LESSEE’s conduct of its business.

3.6                               PREPARATION OF FOOD.  - LESSEE shall not allow the preparation of food in the Leased Premises.  LESSEE shall not use any electric or gas burner or any appliance of similar nature within the Leased Premises.  However, LESSEE may be allowed to use the following appliances in the Leased Premises, i.e. microwave ovens, refrigerators, water dispenser  and coffee makers. Boiling of water for tea or coffee other than by way of an electric or gas burner shall be allowed.

3.7                               FIREARMS  -  LESSEE shall not permit anyone to bear firearms within the Leased Premises or the Building.  LESSEE’s employees, personnel and visitors must deposit their firearms with the security personnel of LESSOR upon entering the Building.

3.8                               BULK DELIVERY   - LESSEE shall not deliver or instruct or take the delivery of furniture, equipment or other bulky items during office hours.  LESSEE may take out of the Building any bulky furniture, office machine, or similar types of office equipment and accessories in accordance with the Building Rules; provided, that LESSEE shall issue prior written notice thereof to LESSOR.

3.9                               COMPANY I.D.  -  LESSEE and LESSOR shall issue company identification cards and the same shall be worn at all times by its employees/personnel while they are within the Building.

3.10                        MAINTENANCE OF LEASED PREMISES  -  LESSEE shall well and sufficiently preserve, repair and maintain in good, clean tenantable condition, at its own cost, the interiors of the Leased Premises, including the flooring, interior plaster or other finishes, doors, windows, cables, conduits, wirings, sockets, electrical installations, and plumbing fixtures found in or about the Leased Premises.   The Leased Premises and all additions and installations supplied by LESSOR shall be kept in good clean working condition and repair.  LESSEE shall keep drains, pipes, sanitary or plumbing apparatus used exclusively by LESSEE, its employees, guests, clients or customers in good clean and tenantable repair condition, in accordance with the requirements imposed by the Building Rules and applicable regulations of governmental authorities.  LESSEE shall pay LESSOR the costs in cleaning, repairing or replacing any of the same when found to be blocked or stopped.  LESSEE shall take all such steps and precautions at its own cost to prevent the Leased Premises from becoming infested with termites, rats, mice, cockroaches or other pests or vermin. Should LESSEE fail to maintain the Leased Premises properly such that the same is infested with pests, LESSOR may employ pest control services on the Leased Premises and charge the cost thereof to LESSEE.

LESSEE shall permit LESSOR or the authorized representatives of public utility companies, at reasonable times, after due prior written notice to LESSEE, to enter the Leased Premises for the purpose of undertaking the repair and maintenance of utilities, facilities and other structural elements used or shared in common by LESSEE with the other lessees of the Building, inspecting the condition of the Leased Premises or for determining the LESSEE’s compliance with this Contract.   LESSOR shall be entitled without incurring any liability whatsoever, in the event of an emergency, to enter the Leased Premises to undertake the necessary repairs or conduct the inspection thereof for the protection of the Leased Premises and/or the Building.

The foregoing notwithstanding, and without prejudice to other provisions of this Contract, the following repairs and/or replacements shall be LESSOR’s responsibility and shall be for its account: (a) structural repairs on the Leased Premises and the Building; (b) repairs on the Common Areas; (c) repairs on all installations made or introduced by LESSOR; (d) repairs on account of damages due to fault or omission of LESSOR; (e) other repairs necessary to keep the Leased Premises in tenantable condition and adequate for the use for which it is intended where the damage is incurred due to the act or omission of the LESSOR.  LESSOR agrees to indemnify on a non-pass through basis and hold LESSEE free and harmless from and against any costs, damages or liabilities which may arise as a result of LESSOR’s failure to comply with the foregoing obligations.

WNS Global Services Philippines, Inc._Techno Plaza II_5th and 6th Floors

3.11                        QUIET AND PEACEFUL ENJOYMENT — Subject to LESSEE’s compliance with its obligations in this Contract, during the Lease Term, LESSEE’s possession of the Leased Premises shall not be disturbed, this Lease shall remain in full force and effect without any modification whatsoever, and LESSEE shall be guaranteed quiet and peaceful enjoyment of the leased Premises by LESSOR.  LESSOR and its employees and agents shall at all times in a manner which is in line with the faithful compliance of the provisions of this Contract.

ARTICLE 4  -  RENT AND OTHER CHARGES

4.1                               RENT  -  The commencement of the obligation of LESSEE to pay rent, the amount of rent due from LESSEE and the manner of payment of rent shall be governed by the provisions of Annex “A”.   The rent due from LESSEE shall be subject to automatic annual escalation at the rate specified in Annex “A”.

Whenever the due date for payment of any amount due under this Contract falls on a Saturday, Sunday or holiday, such payment must be made on the first working day after such due date.

It is an essential consideration of this Contract that all matters pertaining to rent and rental payments by LESSEE to LESSOR shall be held in the strictest confidence.  LESSEE explicitly agrees that it shall not include in its invoices to customers any mention of the rent payable by LESSEE to LESSOR.

4.2                               SECURITY DEPOSIT  - Upon execution of this Contract, LESSEE shall provide LESSOR with a Security Deposit in cash in an amount specified in Annex “A”, to answer and stand as security for the proper and due performance of all of LESSEE’s obligations under this Contract.  The existence of such Security Deposit, however, does not and shall not excuse LESSEE’s non-payment of rent or of any other sum required to be paid hereunder on the due date specified therefor.

The Security Deposit shall be increased correspondingly as and when the rent is automatically increased annually.    The additional Security Deposit shall be remitted to LESSOR thirty (30) days before the onset of a new year under the Lease Term.

The Security Deposit or any balance thereof shall be returned to LESSEE, without interest, within sixty (60) days after the expiration of the term of this lease, and after LESSEE shall have completely and satisfactorily vacated and delivered the Leased Premises to LESSOR, less whatever amounts LESSEE may owe LESSOR or which LESSOR may apply against the Security Deposit as authorized hereunder.  LESSOR shall, notwithstanding the delivery of the Leased Premises to LESSOR by LESSEE, have the right to withhold all or any part of the Security Deposit until LESSOR shall have received statements of account from utility companies supplying telephone, water, electric power or public utility services to the Leased Premises, covering the period ending on the date LESSEE shall have completely vacated and delivered the Leased Premises to LESSOR.  The amount withheld shall answer for the payment of any unpaid utility and service bills.  Any remaining amount shall be returned to LESSEE without interest.  Likewise, should LESSEE have any other obligation which remains due and unpaid under any other contract with LESSOR, LESSOR shall have the right to automatically apply the amount of these unpaid obligations against the Security Deposit in settlement thereof, upon the termination of the lease.

The Security Deposit shall, however, be forfeited in favor of LESSOR upon the occurrence of any of the following events:  (i) LESSEE fails to occupy the Leased Premises for the full term of the lease or any extension or renewal thereof, where such failure is not due to the act or omission of the LESSOR, or (ii) this Contract is terminated by LESSEE for whatever reason prior to the expiry date of its term, other than those reasons indicated in Articles 10.2, 10.3, and 12.1 and other than where the termination is due to the act or omission of the LESSOR; or (iii) upon the occurrence of any event of default or termination as provided in Article 11.1.  Upon the occurrence of any of these events, the Security Deposit (or the balance thereof which should otherwise have been returned to LESSEE had such termination not have occurred) shall be forfeited in favor of LESSOR, in addition to whatever damages that may be due by virtue of the termination of this Contract.  In the event, however, that this lease is terminated at the instance of LESSOR without any fault or negligence of LESSEE but with its conformity or at the instance of LESSEE pursuant to Articles 10.2, 10.3, and 12.1, the Security Deposit or any balance thereof shall be returned to LESSEE, net of the amounts authorized to be deducted therefrom under this Article.  If the Security Deposit is not refunded to LESSEE or its return to LESSEE is otherwise delayed on the 60th day after the expiry of this lease or otherwise when such Security Deposit is due for return to LESSEE under this Contract, LESSOR shall be liable to pay two percent (2%) interest per month of delay, on the amount of Security Deposit outstanding from the date it becomes due for payment.  This right of LESSEE shall be in addition to whatever is provided under the law and in this Contract.

4.3                               ADVANCE RENTAL — Upon execution of this Contract, LESSEE shall pay to LESSOR Advance Rental in an amount specified in Annex “A”, which amount shall be applied against rent in the manner specified in Annex “A”.

4.4                               TAXES  -  LESSOR shall be responsible for the payment of the real property taxes due on the Leased Premises, the Building and the land on which such is located, at current rates and shall ensure that said real property taxes are properly paid.

Other than LESSOR’s income taxes or taxes required to be withheld from the rentals due to LESSOR but creditable against LESSOR’s income taxes, all taxes accruing by reason of the receipt of rentals by LESSOR or execution of this Contract, including but not limited to the Value-Added Tax and documentary stamp tax, shall be for the account of LESSEE.

Upon receipt of demand from LESSOR, LESSEE agrees to present to LESSOR a copy of the certificate issued by the Philippine Economic Zone Authority (“PEZA”) on the entitlement of sales to PEZA-registered entities (like LESSEE) to valued added tax zero-rating.

4.5                               INTEREST AND PENALTY -  Without prejudice to the exercise by LESSOR of its rights under the penal provisions herein, LESSEE shall pay to LESSOR interest on any amount due under this Contract which remains unpaid on due date thereof at the rate of TWO PERCENT (2%) per month, or at the maximum prevailing interest rate allowed by law as determined by LESSOR at the time the obligation is due, whichever is higher, to be computed from the date of delinquency until such amount is paid in full.  The interest and penalty rates shall be subject to review and adjustment by LESSOR yearly on 31 January at a rate to be mutually agreed by the parties.

WNS Global Services Philippines, Inc._Techno Plaza II_5th and 6th Floors

The preceding interest and penalty charges shall apply to any and all arrearages in the amounts payable by LESSEE, including but not limited to rentals, LESSEE’s share in Common Area Charges, and reimbursement of appropriate real property taxes as may be applicable.

In case of cancellation or termination of this Contract due to default or breach of its terms by LESSEE, LESSEE shall pay all attorney’s fees, costs and expenses of litigation that may be ordered by the courts.

4.6                               APPLICATION OF PAYMENTS - Any payment received by LESSOR shall be applied against the statement of account or billing with the earliest date.  In the event that the payment of interest, penalty, rent or other charges is covered by one statement of account, then the payment received by LESSOR shall be applied in the payment of obligations stated therein in the following order of priority:  , (i) first  against the interest due, and (ii) finally, against unpaid rent, Advance Rental, Security Deposit, Common Area Charges or utility charges.  Should the payment received be insufficient to completely settle any outstanding obligation, whether covered in one statement of account or billing, or otherwise, subsequent payments to be made by LESSEE shall be applied to the payment of such unpaid amount.

4.7                               EXTRAORDINARY INFLATION OR DEVALUATION  -  (a) In case extraordinary inflation should supervene during the effectivity of this Contract, the value of the currency at the time of the execution of this Contract shall be the basis of payment of rentals due under this Contract.    For purposes of this Contract, it is agreed that “extraordinary inflation” shall occur when the average inflation rate for the last six (6) months (the “Average Inflation Rate”) reaches twenty five (25%) as reflected in the NEDA official report.  In such event, the rentals shall be adjusted monthly using as bases the Average Inflation Rate and the value of the currency at the time of the execution of this Contract.

(b)  On the other hand, in case extraordinary depreciation or devaluation of the currency should supervene during the effectivity of this Contract, the value of the currency at the time of the execution of this Contract shall likewise be the basis of payment of rentals due under this Contract.  For purposes of this Contract, it is agreed that “extraordinary depreciation or devaluation” shall mean the diminution to the extent of twenty five percent (25%) of the exchange rate of the Philippine currency vis-à-vis the US Dollar based on the average peso-dollar exchange rate for the last six (6) months as reflected in the records of the Bangko Sentral ng Pilipinas vis-à-vis the prevailing exchange rate as of close of trading hours on the date of execution of this Contract.   In such event, the rentals shall be adjusted monthly using as bases the value of the currency and exchange rate at the time of the execution of this Contract.

ARTICLE 5  -  COMMON AREAS

5.1                               USE OF COMMON AREAS  -  During the term of this lease, LESSEE and its respective employees, agents, customers and guests shall have the non-exclusive right to use the Common Areas, in common with other lessees of the Building, as far as the same are necessary for the use or enjoyment of the Leased Premises, subject to any rights, powers and privileges reserved to LESSOR as provided hereunder and to the right of LESSOR to regulate and restrict such use in accordance with the Building Rules.

5.2                               OPERATION OF COMMON AREAS  -  During the term of this lease, LESSOR shall operate, manage, and maintain the Common Areas in a first class manner.  Subject to this standard, the actual manner in which the Common Areas shall be maintained, operated and managed, and the amounts to be spent for such maintenance, operation and management shall be determined at the sole and reasonable discretion of LESSOR.   The use of the Common Areas shall be subject to such reasonable regulations and charges which may be imposed from time to time by LESSOR provided that such regulations and charges and otherwise the maintenance of the Common Areas shall not adversely affect the ability of LESSEE to perform its obligations herein meet the requirements of its clients and any business solicitation with prospective clients and otherwise to operate its business in the Leased Premises.  LESSOR shall have the right to close, if necessary, all or any portion of such areas, to such extent as may be legally sufficient in the opinion of LESSOR’s counsel, to prevent the accrual of rights of any person or of the public therein, or to close temporarily all or any portion of such areas for whatever legitimate reason provided that such shall not adversely affect the ability of LESSEE to perform its obligations herein and to operate its business in the Leased Premises.

5.3                               COMMON AREA CHARGES  -  Commencing upon the effectivity of this lease and in addition to the payment of rental and other amounts due hereunder, LESSEE shall pay to LESSOR, on the due date specified in the applicable statement of account, Common Area Charges in such amount as may from time to time be determined by LESSOR.

The rate of Common Area Charges shall be correspondingly increased in the event that the cost of managing, operating and maintaining the Common Areas increases. The increase in Common Area Charges shall be effective and demandable on or during the month in which the increase in the utility and service charges being supplied to the Common Areas shall have been implemented by the relevant utility company or service agency with a prior written notice of not less than five (5) weeks to LESSEE.

ARTICLE 6 -  PUBLIC UTILITIES AND SERVICES

6.1                               UTILITY CHARGES  -  All deposits, fees, costs or other charges to be incurred for supplying the Leased Premises with public services or utilities shall be borne by LESSEE and shall be based on the actual consumption or use thereof by the Leased Premises.  To the extent applicable, LESSOR may require LESSEE to make payment of such deposits, fees, costs or other charges directly to the company supplying such utilities or services to the Leased Premises or Building.  Reimbursement for or payment of deposits, fees, costs or other charges for the use or consumption of utilities for the Leased Premises which are not paid directly to the utility companies during any given month will be payable to LESSOR on the due date specified in the applicable statement of account if such are demanded from LESSOR by the appropriate authorities.

6.2                               DISCONNECTION OF UTILITIES  -  In the event that LESSEE fails to pay for the charges or fees incurred in connection with the supply to, consumption and use of public utilities and services in the Leased Premises and/or the Common Areas for an aggregate period of one (1) month and such charges or fees are not being disputed on valid grounds by the LESSEE, LESSOR shall have the right to disconnect or discontinue the supply thereof upon prior written notice to LESSEE, for as long as any such charges or fees remain unpaid charges if the same has been confirmed by the service provider subject to prior notice to LESSEE of such confirmation.  No disconnection  shall be made by LESSOR pending such confirmation provided that LESSEE shall have made a payment for the charges or fee in an amount equivalent to the average of its billing statements for three (3) months prior to the disputed billing.  LESSEE shall immediately settle any remaining balance without any more question upon receipt of the service provider’s adjusted billing statement or confirmation billing.  LESSOR shall fully cooperate and assist LESSEE in resolving any dispute.

WNS Global Services Philippines, Inc._Techno Plaza II_5th and 6th Floors

This right of disconnection shall be in addition to LESSOR’s other rights provided for in Article 11.2.

6.3                               NO RESPONSIBILITY  -  LESSOR assumes no responsibility for the inadequacy, quality or interruption in the utilities or services consumed or supplied in or to the Leased Premises, unless the same be due to LESSOR’s inexcusable fault or gross negligence.  LESSOR shall, in any event, exert every effort and diligence to improve the quality of such utilities or services or restore the same promptly to their proper functions and conditions.  Notwithstanding this provision, LESSOR warrants twenty four (24) hours a day/ seven days a week supply of all utilities in the Building.

6.4                               LESSEE, may at its option, install and maintain its own airconditioning system and generator system for the Leased Premises at its own cost subject to the approval of building administrator.

6.5                               LESSOR shall provide entrance cables to the nearest main distribution frame/intermediate distribution frame to meet LESSEE’s telecommunication requirements which LESSEE has made known to LESSOR before signing this Contract.  However, it shall be LESSEE’s responsibility to arrange with the appropriate telecommunications company for the installation of LESSEE’s telephone/telecommunication requirements.  LESSEE shall bear the cost of installing such telephone/telecommunications facilities and other materials used in connecting the same to the telephone/telecommunication lines of LESSOR.  LESSOR shall provide all such assistance as may be required by LESSEE in respect of such installations.

ARTICLE 7  -  LESSEE’S ADDITIONAL COVENANTS

LESSEE agrees that, in addition to its other undertakings under this Contract, and unless it has obtained the prior written consent of LESSOR for the performance of an act or deed which is otherwise prohibited under this Contract, it will abide by the following:

7.1                               SUBLEASE AND TRANSFER OF RIGHTS  -  It is expressly understood and agreed that the personal character of LESSEE and the nature of occupancy of the Leased Premises are special considerations for LESSOR’s grant of this lease to LESSEE.  Accordingly, LESSEE shall not assign or transfer its rights under this Contract, nor sub-lease all or any part of the Leased Premises or enter into any arrangement whereby the use or possession of any part of the Leased Premises is transferred to any person unless approved in writing by LESSOR.  By way of exception, LESSEE shall have the right to assign or transfer its rights under this Contract, or assign or sublease all or any part of the Leased Premises or any of its allocated parking slots or enter into any arrangement whereby the use or possession of any part of the Leased Premises or any of its allocated parking slots is transferred with notice to but without need of approval of LESSOR to (a) any surviving entity resulting from a merger or consolidation or any reorganization of the LESSEE or its parent company, or (b) any Affiliate or Affiliates of the LESSEE provided the LESSEE and the transferee shall have the same nature of business.  For the purpose of this provision, “Affiliate” means any person that directly or indirectly through one or more intermediaries.  “Control” shall mean possession, directly or indirectly or as a trustee or executor of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities or as trustee or executor, by contract or otherwise; provided that in any event: (i) the direct or indirect ownership of more than 50% of the outstanding capital stock or equity interest, or (ii) having ordinary voting power to elect more than 50% of the board of directors or other governing body of a corporation or any person, will be deemed control of such corporation or person.

In the event of a transfer, assignment or sub-lease arrangement covered by any of the instances enumerated in the preceeding paragraph or assignment or transfer to a subsidiary or an affiliate or any entity resulting from any reorganization of the LESSEE or its parent company, the LESSEE, if it is the surviving entity, shall still be primarily and wholly liable to LESSOR in connection with the payment of rent and fulfillment of all its obligations and covenants as stipulated in this Contract and shall give a Thirty (30) days prior notice to the LESSOR of such change. If LESSEE is not the surviving entity, the new or surviving entity shall, within Thirty (30) days of such change, notify LESSOR providing the latter copies of its SEC registration and company profile.

The LESSEE shall have the right to assign or sub-lease the entire part of the Leased Premises and/or any of its allocated parking slots, to any reputable company with the prior written consent of the LESSOR which consent shall not be unreasonably withheld, conditioned or delayed.  LESSEE shall submit to the LESSOR at least three (3) months prior to effectivity of the assignment or sublease a written request for approval of the proposed assignment or sublease together with the company profile of the proposed assignee or sub-lessee.

No right, title or interest to, in and under this Contract or the Leased Premises or any of its allocated parking slots shall be deemed conferred or vested in any person other than LESSEE and its permitted assignee/successor.

It is expressly understood that LESSEE has no goodwill or patronage rights over the Leased Premises and that such rights belong exclusively to LESSOR.  LESSEE shall not sell or dispose of said goodwill or patronage rights to any third person or entity.

7.2                               MORTGAGE  -  LESSEE shall not mortgage, encumber or create any security interest in and to the leasehold rights granted hereunder to LESSEE.

7.3                               INSPECTION PRIOR TO EXPIRY OF LEASE  -  During the last three (3) calendar months immediately preceding the expiration of the Lease Term, LESSEE shall allow, during business hours and upon prior written notice, LESSOR’s authorized representatives and prospective tenants to inspect the Leased Premises. Any such activity shall be effected in a manner as to cause the least inconvenience to LESSEE, its employees, guests, customers and clients. During such period, LESSOR may exhibit, where it shall think fit, a notice offering the Leased Premises for lease, which LESSEE shall not conceal in any way.

WNS Global Services Philippines, Inc._Techno Plaza II_5th and 6th Floors

Prior to the last three (3) calendar months immediately preceding the expiration of the Lease Term.  LESSOR and LESSEE shall conduct a joint inspection of the Leased Premises and agree on the repairs to be made by LESSEE thereon (which exclude those arising from reasonable wear and tear and damages arising from Force Majeure).  LESSEE shall make the agreed repairs prior to the expiry of this Contract.  Prior to the last fifteen (15) days immediately preceding the expiration of the Lease Term, LESSOR and LESSEE shall again conduct a joint inspection of the Leased Premises and agree on the repairs to be made by LESSEE (which exclude those arising from reasonable wear and tear and damages arising from Force Majeure).  LESSEE shall make the agreed repairs prior to expiry of this Contract.  At the date of expiry of this Contract, LESSEE shall be responsible only for those repairs which arise from the act or omission of LESSEE during the joint inspection made by the parties.

7.4                               RETURN OF LEASED PREMISES  -  LESSEE agrees to return and surrender the Leased Premises at the expiration of the Lease Term or at the termination of this lease in the same condition as it was found at the commencement of this lease, reasonable wear and tear and damage directly attributable to Force Majeure excepted, without any delay whatsoever,  devoid  of  all  occupants,  furniture,  articles  and  effects  of  any  kind,  other than the alterations, additions or improvements which LESSOR may decide to keep in accordance with Article 2.6.  This clause shall be subject to the return of Security Deposit if the termination of this Contract is due to the fault or omission of LESSOR.

LESSEE shall repair any damage caused to the Leased Premises which cannot be accounted for by reasonable wear and tear or Force Majeure, and restore the Leased Premises to the condition it was found at the commencement of this lease to the satisfaction of LESSOR.  All keys giving access to all parts of the Leased Premises and/or the Common Areas shall be returned to LESSOR, and all expenses incurred in removing from the Leased Premises or Building, LESSEE’s names, posters, signboards, décor or advertising media, including any damage caused by such removal, shall be for the account of LESSEE.

7. 5                            DAMAGES FOR HOLD-OVER  - If LESSEE fails to return the Leased Premises to LESSOR at the end of the Lease Term or at the termination of this lease, LESSEE shall pay LESSOR, as damages, a sum equal to thrice the rental payable by LESSEE to LESSOR for the period during which LESSEE shall retain possession of the Leased Premises.  The exercise by LESSOR of its rights under this Article shall not be interpreted as a grant of permission to LESSEE to continue in possession of the Leased Premises beyond the Lease Term.   LESSEE shall also be responsible to LESSOR for all damages which the latter may directly suffer by reason of its failure to return the Leased Premises and will indemnify LESSOR against any and all claims made by any succeeding lessee, resulting from the delay in delivering possession of the Leased Premises to such succeeding lessee, to the extent that such delay is occasioned by the failure of LESSEE to surrender the Leased Premises on time.  LESSOR shall also be entitled to exercise the remedies specified in Article 11 hereof as well as all remedies to which it is entitled under the law.  The rights of LESSOR herein are subject to Article 7.4.

ARTICLE 8  -  REPRESENTATIONS AND WARRANTIES

8.1                               MUTUAL WARRANTIES - LESSOR and LESSEE represent and warrant in favor of each other that:

(a)                                 each has full power, authority and legal right to execute, deliver and perform this Contract and has taken all the necessary corporate action to authorize the foregoing;

(b)                                 this Contract constitutes the legal, valid and binding obligation of LESSOR or LESSEE, enforceable in accordance with its terms; and

(c)                                  the execution, delivery and performance of this Contract do not and will not violate any provision of, or result in a breach of or constitute a default under any law, regulation or judgment, or violate any agreement binding upon either of them or any of their property.

8.2                               The LESSOR represents, warrants and covenants in favor of the LESSEE that:

(a)                                 it is the absolute, registered and legal owner of the Leased Premises and the Building, and has full right, title and interest to grant the lease of the Leased Premises to the LESSEE in accordance with the terms of this Contract;

(b)                                 the Leased Premises is located on a parcel of land which has been zoned for commercial use and the use of the Leased Premises for commercial purposes as set out in Annex “A” is expressly allowed under the applicable zoning regulations and otherwise under all applicable laws and regulations;

(c)                                  it shall maintain the LESSEE in peaceful and uninterrupted possession of the Leased Premises for the entire term of this Contract;

(d)                                 it shall maintain and hereby guarantees 24/7 supply of utilities in the Building;

(e)                                  the land where the Building is located, the Building and the Leased Premises are free and clear of any mortgages, liens and encumbrances;

(f)                                   the land where the building is located, the Building and the Leased Premises are not subject to any pending, or to the best knowledge of the LESSOR, threatened, suit questioning the validity of LESSOR’s title thereto or otherwise affecting the contemplate lease herein;

(g)                                  all taxes and assessments on the land where the Building is located, the Building and the Leased Premises due as of the date of this Contract and the handover of the Leased Premises to LESSEE have been paid;

WNS Global Services Philippines, Inc._Techno Plaza II_5th and 6th Floors

(h)                                 the structural elements of the Building (including but not limited to the building systems, exterior, walls, roof, corridors, load-bearing walls and foundation) are and shall be throughout this Contract in good working condition and repair;

(i)                                     the Leased Premises, the Building and the parcel of land where it is located are and shall always be free from hazardous materials and are and shall always be in compliance with environmental laws.

(j)                                    it has and shall continue to comply with all laws relating to the Building and the Leased Premises and shall maintain the Building and the Leased Premises in operational capacity free from any lien or encumbrances to ensure the LESSEE’s use is not hindered at any time during the Lease Term pursuant to this Contract;

(k)                                 the Building has been duly proclaimed as a PEZA IT Building in accordance with law and regulations, and will maintain this status during the Lease Term (and any renewal);

(l)                                     Empire East Land Holdings Inc. is the absolute, registered and legal owner of the land where the building is located and has granted to and authorized the LESSOR full right, title and interest to construct and develop the Building and enter this Contract of lease covering the Lease Premises and to collect rentals and other amounts due under this Contract of Lease;

(m)                             Empire East Land Holdings, Inc. has allowed the lease of the leased premises between the LESSOR and LESSEE under the terms and conditions contained herein;

(n)                                 The LESSOR shall strictly comply with the authority granted to it by Empire East land Holdings Inc and will not do any act or omission that will cause it to be in breach or in default of such authority.

ARTICLE 9  -  INDEMNITIES

9.1                               LIMITATIONS ON LIABILITY OF LESSOR  -  Save by its gross negligence or willful misconduct, LESSOR shall not be liable or responsible in any circumstance, whether tortuous or otherwise, for any damage or disturbance suffered, whether directly or indirectly, by LESSEE, whether personally or in respect of the Leased Premises or any contents therein, or by any of its employees, clients, customers or any other persons whomsoever.  Without limiting the generality of the foregoing, LESSOR shall not be liable for:

(a)                                 any loss, damage or injury sustained by LESSEE or any such other person or any of their properties, caused by or through any accident, happening or in any way owing to:

(i)                                     any failure, poor quality, inadequacy, fluctuation, interruption, malfunction, explosion or suspension of the electricity, water, telephone, telex, facsimile, emergency power or other public utility services supplied to or intended for the Leased Premises or the Building;

(ii)                                  any seepage, overflow or leakage of water from any pipe, drain or automatic sprinkler system or any part within the Building or the influx of rain water into the Leased Premises or the Building;

(iii)                               any activity of rats, pests or vermin in the Building;

(iv)                              any failure or breakage of glass in the Leased Premises or in the Building;

(v)                                 any defect, mechanical breakdown, failure or need for repair, overhaul or any negligent or improper working or operation by any person whomsoever, of the facilities provided for the common use of the lessees of the Building or for LESSEE in respect of the Leased Premises;

(vi)                              Force Majeure, subject to the provisions of Article 10 hereunder;

(vii)                           any escape of fumes, smoke, fire or other substances from anywhere within the Building;

(viii)                        any escape of electric current from electric wiring or cable situated upon or in any way connected with the Building or any part thereof, or any vibration from or of any part of the Building or adjoining or neighboring premises

(ix)                              any act, neglect or default of LESSEE or other lessees of the Building or of adjoining neighboring premises, or any of their respective employees, clients, guests or customers;

(x)                                 any defective or damaged condition of the Leased Premises or Building unless the same was brought to the attention of LESSOR by LESSEE, and LESSOR failed to correct the damage or defect; or

(xi)                              any violation by LESSEE or its officers, employees, representatives or guests, of the Building Rules or the regulations of any government agency in connection with the possession and maintenance of the Leased Premises by LESSEE and the conduct of business operations therein;

(xii)                           any damage resulting from LESSEE’s inability to conduct its business because of a labor dispute, strike, or lockout of other lessees or LESSOR.

(b)         the security or safekeeping of the Leased Premises or any person or property found therein, including without limitation all furniture, fixtures, goods, chattels, samples, personal effects, contents or any article delivered to or left in the Leased Premises.

WNS Global Services Philippines, Inc._Techno Plaza II_5th and 6th Floors

9.2                               INDEMNIFICATION  - LESSEE shall indemnify and keep LESSOR fully indemnified against all claims, actions, demands, actions and proceedings made against  LESSOR by any person arising as a result of or in connection with the use and occupancy by LESSEE of the Leased  Premises  and  against all costs and expenses incurred by LESSOR in respect of such claims, actions or demands except to the extent that such claims, actions or demands are directly attributable to LESSOR, its officers, employees, agents, representatives or guests, or a breach by LESSOR of any of its warranties or representations under this Contract.  LESSEE shall indemnify LESSOR  as applicable, for any loss or damage which may be done to the Leased Premises or any part thereof or to Common Areas or to any part of the Building, due to the fault or negligence of LESSEE, its employees, agents, customers, clients or guests.

9.3                               NON-ABATEMENT OF OBLIGATIONS  -  In no event shall the payment of any amount due hereunder whether as rent, Security Deposit, Common Area Charges or utility charges abate or cease to be payable on account of the occurrence of any of the causes specified in Article 9.1, except to the extent permitted by Article 10 or except to the extent that such cause has prevented LESSEE from fully or substantially occupying or using the Leased Premises or has otherwise adversely affected LESSEE’s operations.

ARTICLE 10  -  FORCE MAJEURE AND OTHER DISTURBANCES

10.1                        OCCURRENCE OF FORCE MAJEURE  - LESSEE shall give LESSOR written notice of any damage caused to the Leased Premises by reason of Force Majeure, within five (5) working days from the occurrence thereof.  If the Leased Premises are rendered inaccessible or destroyed or substantially damaged by Force Majeure, the damage shall be repaired at the expense of LESSOR, and the disturbance or discontinuance in the possession of the Leased Premises by reason of or occasioned during such repair shall confer no right of any kind to LESSEE against LESSOR, except to the extent recognized under Article 10.2.

10.2                        OPTION TO RESCIND  -  In the event that (i) physical damage resulting from the Force Majeure renders the Leased Premises totally unfit for use or occupation for more than sixty (60) days, or (ii) the repairs required to rectify the damage resulting from Force Majeure and to render the Leased Premises fit for use and occupation are expected to last for more than ninety (90) days, or (iii)  Force Majeure prevents LESSEE from conducting its business in the Leased Premises for a period of more than sixty (60) days, then either party with regard to (i) and (ii) and LESSEE with regard to (iii) shall have the right to rescind this Contract which shall be without prejudice to the rights and remedies of either party against the other in respect of any claim or liability antecedent to such rescission.

In no case shall any compensation or claim be allowed against LESSOR by reason of the interruption, annoyance or injury caused to LESSEE or its property arising from the rescission of this Contract or any interruption in the use or possession of the Leased Premises or the repair of any portion of the Building or the Leased Premises.

10.3                        STRIKES, LOCKOUTS AND OTHER THREATS  -  In the event that (i) a picket line is established in the Leased Premises or in the vicinity thereof due to a labor dispute involving LESSEE or arising in any way from the conduct of LESSEE’s business, or (ii)  an activity is performed in the Leased Premises which, in the sole judgment of LESSOR, interferes with or adversely affects the operations of LESSOR, or  (iii)  any event, accident or cause beyond the control of LESSEE threatens LESSOR’s operations in the Building, the operations of the other lessees/occupants of the Building and the lives of LESSEE’s employees, guests, customers or clients and the security of the Building itself, LESSOR may, at its sole option, terminate this Contract by written notice to LESSEE if such is due to the gross negligence or inexcusable fault of the LESSEE provided that LESSEE is given sixty (60) days within which to rectify the situation.  If there is no negligence or inexcusable fault on the part of the LESSEE,  LESSOR shall not elect to terminate this Contract, but may, in its sole discretion and by written notice, require LESSEE to pay for any additional cost LESSOR may incur in hiring security guards, maintaining the cleanliness of the Leased Premises or in contracting for such other services, including legal services  and  other costs of suits as may be required for the well-being, security and welfare of the other  lessees  in  the  Building.

In the event that LESSEE is prevented from conducting its business in the Leased Premises due to a strike, lockout, labor dispute or any other analogous activity involving LESSOR or other lessees, or due to an accident or cause beyond the control of LESSOR (that is hazardous  to  the  security   of  the  Building  such as but not limited to bomb threats), LESSEE hereby unconditionally relieves and releases LESSOR from any and all liabilities in connection with or arising  out  of  such  occurrence(s) except to the extent that such occurrence(s) is attributable  to  the  gross  negligence or inexcusable fault of LESSOR, its officers, employees, agents, representatives or guests.   LESSEE shall likewise continue to pay the rent, its share in the Common Area Charges and all its other obligations under this Contract. This Article shall be without prejudice to the rights of either party to terminate this Contract pursuant to Article 10. 2.

ARTICLE  11  -  TERMINATION AND ITS CONSEQUENCES

11.1                        EVENTS OF DEFAULT AND TERMINATION. - LESSOR shall have the right to cancel or terminate this Contract without need of legal or judicial action or order upon the occurrence of any of the following events by giving written notice to LESSEE:

(a)                                 LESSEE shall have failed to return and surrender the Leased Premises upon expiration of the Lease Term or upon the termination or cancellation of this lease;

(b)                                 the Leased Premises shall be closed, deserted or unoccupied for a continuous period of five (5)  calendar days;

(c)                                  LESSEE shall fail to pay for at least one (1) month its share of electric, emergency power, water, sewerage or other public utility or Common Area Charges accruing in connection with or allocated to the Leased Premises or shall fail to pay the rent or any other amount due hereunder on the date specified herein for its payment and LESSEE fails to rectify or remedy the failure within thirty (30) days from written demand of the LESSOR, provided however that LESSEE shall not be in default if the utility charges or fees are being disputed by LESSEE as provided under Article 6.2 or if the dispute is not resolved due to the act or omission of LESSOR or if the delay in payment continues despite best efforts are made by the LESSEE to resolve such dispute;

WNS Global Services Philippines, Inc._Techno Plaza II_5th and 6th Floors

(d)                                 LESSEE fails to observe or perform any of its covenants provided hereunder or LESSEE commits a breach of any of its obligations and undertakings under this Contract, such as but not limited to the use of the Leased Premises for any purpose other than as herein agreed upon, violation of any other provision of this Contract relating to the use and occupancy of the Leased Premises, violation of the Building Rules, violation of any law, rule, regulation or ordinance of the national and/or city government regarding the use, occupancy, security and sanitation of the Leased Premises, or sublease or transfer of rights over the Leased Premises without securing LESSOR’s approval;

(e)                                  any of LESSEE’s representations and warranties as specified hereunder shall prove false in any material respect when made and LESSEE fails to rectify or remedy the breach within thirty (30) days from written demand of LESSOR;

(f)                                   LESSEE’s franchise shall have been revoked, if applicable;

(g)                                  LESSEE, if a natural person, shall have died;

(h)                                 LESSEE’s corporate existence, if a juridical entity, shall have ceased;

(i)                                     LESSEE shall have become insolvent or be unable to pay its debts when due or shall commit or   permit any act of bankruptcy under the applicable law; or

(j)                                    the occurrence of any other event which entitles LESSOR to exercise its right to cancel or terminate this lease pursuant to other provisions in this Contract other than Articles10.1  10.2, 10.3 and 12.1, Annex “A” and under the law.

11.2                        CONSEQUENCES OF DEFAULT  -  Upon the occurrence of any of the foregoing events specified in Article 11.1,  LESSOR shall be entitled to exercise any of the following remedies, alternatively or cumulatively at its discretion, in conjunction with or separately from any other right or remedy granted hereunder or under the law, without need for any legal or judicial action or order:

(a)                                 LESSOR is hereby constituted and appointed as LESSEE’s attorney-in-fact with the following powers and rights upon the occurrence of any of the events specified in Article 11.1:  to (i)  open, enter, padlock, secure, enclose or fence the Leased Premises, and/or discontinue the supply of public utilities and services to the Leased Premises, or otherwise take full and complete physical possession and control of the Leased Premises; (ii) assume ownership and take  full control and possession  of all alterations, additions, improvements or installations placed in or on the Leased Premises  which cannot be removed without defacing or injuring any ceiling, floor, wall or any portion of the Building or the Leased Premises, (iii) take an inventory of the equipment, furniture, articles or merchandise found or located in the Leased Premises which may be removed therefrom without defacing or injuring any ceiling, floor, wall or any portion of the Building or Leased Premises, place any of the same in storage and charge LESSEE the corresponding storage fees therefor;  (iv) in case LESSEE fails to claim said equipment, furniture, articles or merchandise from storage and liquidate any liability to LESSOR within thirty (30) days from the date LESSOR takes possession of the Leased Premises or of LESSEE’s  personal  properties,  to  dispose  of  said  properties  in  a  public  sale  and  to apply the proceeds thereof to the payment of whatever liability and/or indebtedness LESSEE may have to LESSOR, including expenses incurred by  LESSOR in connection with such sale, without prejudice to the right of LESSOR to collect any deficiency.  The appointment of LESSOR as attorney-in-fact of LESSEE shall be considered coupled with an interest and, hence, shall be irrevocable.

Notwithstanding anything to the contrary in this Contract, LESSOR shall not exercise its rights under this Article 11.2(a) unless it has fully exhausted all appropriate non-judicial remedies and recourses available to it and LESSEE failed to remedy said default after the curing period.  For the avoidance of doubt, Article 11.2(a) first paragraph is a measure of last resort by LESSOR.  In all events, the rights of LESSOR under Article 11.2(a) paragraph 1 shall be exercised by LESSOR only if LESSEE is not able to remedy the situation within thirty (30) days from receiving notice thereof from LESSOR.

(b)                                 LESSOR shall be entitled to collect from LESSEE, and LESSEE shall continue to be liable for the rental for the unexpired period of the Lease Term and any penalty and interest charges due thereon.  The entire Security Deposit and any Advance Rental shall be forfeited in favor of LESSOR, and LESSEE shall continue to be liable for all amounts due and owing from it under this Contract.   All these amounts shall be due to LESSOR in addition to whatever damages, whether actual or consequential, which may be due under Articles 7.5 as well as the damages LESSOR may incur or suffer arising from the termination of this Contract.  In no case shall any amount due hereunder from LESSEE be applied against the Security Deposit, it being understood that the entire amount thereof shall accrue by virtue of forfeiture in favor of LESSOR.

(c)                                  LESSOR shall be subrogated to the rights of LESSEE as sublessor, if LESSEE has subleased the Leased Premises to a third party, whether or not authorized by LESSOR.

(d)                                 Should LESSOR be compelled to seek judicial relief against LESSEE or any of its employees, agents or representatives, LESSEE shall, in addition to the damages mentioned above, pay an amount equivalent to such award as may be ordered by the courts as attorney’s fees.

ARTICLE 12  -  GENERAL PROVISIONS

12.1                        EXPROPRIATION  -  In the event that the Leased Premises or any part of the Building is expropriated during the period of this lease by any instrumentality of the Government or by any other entity with authority to exercise such power, either party may rescind this Contract upon giving the other party thirty (30) days prior written notice thereof, without incurring any liability or providing the other party with any basis for an action for damages.  In case of such expropriation, LESSEE hereby unconditionally relieves and releases LESSOR from any and all liability under this Contract in connection with or arising out of such expropriation proceedings and agrees that the compensation to  be  received by LESSOR shall belong to it wholly as owner of the Leased Premises, without prejudice to whatever recourse LESSEE may have against the expropriating entity on account of damage done or caused to it or its property by reason of such expropriation.  Upon such expropriation, LESSOR shall return to LESSEE the Security Deposit and Advance Rental given under this Contract, after deducting the payment for rentals, utilities and other amounts which remain due and owing to LESSOR.

WNS Global Services Philippines, Inc._Techno Plaza II_5th and 6th Floors

12.2                        NON-WAIVER  -  The failure of any party to insist upon a strict performance of any of the terms, conditions and covenants hereof shall not be deemed a relinquishment or waiver of such terms, conditions or covenants granted to such party, nor shall it be construed as a condonation of any subsequent breach or default of the terms, conditions and covenants hereof, which terms, conditions and covenants shall continue to be in full force and effect.  The subsequent acceptance of rent by LESSOR shall not be deemed to be a waiver of any prior breach by LESSEE of any term, covenant or condition for this lease, regardless of LESSOR’s knowledge of such prior breach at the time of acceptance of such rent.  No waiver by LESSOR of any of its rights under this Contract shall be deemed to have been made unless expressed in writing and signed by LESSOR.

12.3                        NOTICE -  Where demand or notice is required to be given under this Contract, notice sent to LESSEE at the Leased Premises or at the address specified above by registered mail or by personal delivery shall be considered sufficient compliance with the requirement of notice or demand. All demands or notices required under this contract to be made by LESSEE shall also be sufficient if posted at the Leased Premises.

Except where a period is fixed for the parties under this Contract, whenever the consent, approval or permission of LESSOR is required under this contract, LESSOR shall have TEN (10) days within which to act on any request for such consent, approval or permission.  If LESSOR fails to act within said period, it shall be conclusively deemed that the LESSOR has granted the requested consent, approval or permission.

12.4                        NON-REGISTRATION OF LEASE - The parties agree that this Contract shall not be registered with the office of the Register of Deeds, but in the event of sale, transfer or disposition of the Leased Premises,  LESSOR binds itself to require the transferee or vendee to respect and abide by all the terms and conditions of this Contract.

12.5.                     ASSIGNMENT OF RIGHTS -LESSOR reserves the right to assign and convey its rights to this Contract in favor of its affiliates or subsidiaries, including any surviving entity or any other successor-in-interest resulting from a merger or otherwise, after notice in writing to LESSEE.  LESSOR binds itself to require its assignee to respect and abide by all the terms and conditions of this Contract.

12.6                        NON-LIABILITY FOR OBSTRUCTION -LESSOR shall not be liable for any obstruction and/or damages to LESSEE by virtue of future constructions of incoming tenants/occupants of the Building provided that it does not violate the safety and security of the LESSEE’S employees, guests, and its clients.  However, LESSOR shall exert its best efforts to implement and enforce the construction rules and regulations for the Building to prevent any such obstruction.

12.7                        LAW AND VENUE APPLICABLE  -  This Contract shall be construed, interpreted and governed by the laws of the Philippines.  Each party irrevocably submits to the jurisdiction of the courts in Quezon City for the purpose of enforcing any right or obligation under or arising out of this Contract.

12.8                        ENTIRE AGREEMENT  -  This Contract constitutes the complete understanding between the parties with respect to the subject matter hereof and supersedes any prior expression of intent, representation or warranty with respect to this transaction.  Both Parties shall not be bound by any stipulations, representations, agreements or promises, oral or otherwise not contained in this Contract. This Contract may be amended but only with an instrument in writing signed by the parties.

12.9                        ADDITIONAL TERMS AND CONDITIONS  -  This lease shall be subject to the additional terms and conditions specified in Annex “A”.  All the Annexes of this Contract constitute integral parts hereof.

12.10                 SEVERABILITY  -  If any one or more of the provisions of this Contract is declared invalid or unenforceable in any respect under any applicable law, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.  In such event, the Parties shall promptly and in good faith discuss the manner in which their original intention can be fulfilled as closely as possible, and they will amend this Contract accordingly.

IN WITNESS WHEREOF, LESSEE and LESSOR have caused these presents to be signed on the date and at the place above-written.

MEGAWORLD CORPORATION		WNS GLOBAL SERVICES PHILIPPINES, INC.
LESSOR		LESSEE

By:	/s/ JOEY I. VILLAFUERTE	By:	/s/ AMITABH SINGH

JOEY I. VILLAFUERTE		AMITABH SINGH
SAVP-Controllership Group		Managing Director

Signed in the Presence of:

WNS Global Services Philippines, Inc._Techno Plaza II_5th and 6th Floors

A C K N O W L E D G M E N T

REPUBLIC OF THE PHILIPPINES)

CITY OF MAKATI CITY)S.S.

BEFORE ME, a Notary Public for and in MAKATI CITY on this SEP 27, 2012, personally appeared the following parties:

Name	C.T.C. No. /TIN	Date/Place of Issue

Megaworld Corporation	TIN: 000-477-103-000
Represented by:
Joey I. Villafuerte	TIN: 202-249-678

WNS Global Services Philippines, Inc.
Represented by:
Amitabh Singh

known to me and to me known to be the same persons who executed the foregoing instrument and who acknowledged to me that the same is their own free and voluntary act and deed and that of the corporations they respectively represent.

I FURTHER CERTIFY that this instrument consists of fourteen (14) pages only, including this page where this Acknowledgment is written, but excluding the annexes and attachments thereto, which form an integral part hereof, which documents is a Contract of Lease over an office space in the Techno Plaza II Building, Eastwood City Cyberpark, 188 E. Rodriguez Jr. Avenue, Bagumbayan, Quezon City.

WITNESS my hand and seal on the date and at the place first above written.

NOTARY PUBLIC

Doc. No. 207;
Page No. 43;
Book No. 123;
Series of 2012.

WNS Global Services Philippines, Inc._Techno Plaza II_5th and 6th Floors

ANNEX “A”

ESSENTIAL PROVISIONS

LESSOR	MEGAWORLD CORPORATION

LESSEE	WNS GLOBAL SERVICES PHILIPPINES, INC.

LEASED PREMISES	5th and 6th Floors of Techno Plaza II Building, Eastwood City Cyberpark, 188 E. Rodirguez Jr. Avenue, Bagumbayan, Quezon City.

LEASABLE AREA	Phase 1

	Floor	Leasable Area (in sqm.)
	5th Floor	3,165.58

Phase 2

	Floor	Leasable Area (in sqm.)
	6th Floor	3,165.58

Total of 6,331.16 square meters, inclusive of undivided interest, if any, in the limited Common Areas of the floor in which the Leased Premises are located.

USE	Office operations

LEASE TERM

Phase 1

Commencing on November 01, 2012 and co-terminus with the expiry of the 6th Floor lease of the same building which will expire on April 30, 2019 and with an option to renew subject to mutually acceptable terms and conditions.

Phase 2

Commencing May 01, 2013 and terminating on April 30, 2019 and with an option to renew subject to mutually acceptable terms and conditions.

The first year of the Lease Term shall be from the Rent and Lease Commencement Date of the Leased Premises.

RENEWAL OPTION

LESSEE, by notice to LESSOR, given no later than 180 days prior to the expiration of the initial term shall have the option to renew for another five (5) years.

The renewal terms shall be upon all the applicable terms and conditions of the lease in effect during the initial term, except for those items determined in accordance with the fair market rent including the Base Rent during the renewal term, which shall be equal to 100% of the Fair Market Rent for the Premises prevailing as of the notice date of the renewal.

Also, LESSEE shall no longer be entitled to the rent-free period upon lease renewal.

Definition Fair Market Value Rental Rate

With respect to the Renewal Option, the term “Fair Market Rent” shall be defined to mean market rental rate for buildings of comparable size, location, age and quality and should include consideration of the space efficiency ratio, the total amount of space being leased by the LESSEE at the time of renewal and any leasing concessions which are granted at such comparable buildings to LESSEES which are similar in size and credit to the LESSEE. Should the parties fail to reach an agreement on the “Fair Market RENT” within three (3) months from receipt by the LESSOR of LESSEE”s notice of renewal, the LESSEE, at its option, may submit the matter exclusively for arbitration to an international real estate agency firm appointed mutually by the LESSOR and the LESSEE. The cost of this arbitration shall be divided equally and borne by both parties.

Moreover, the “Fair Market Rent” must be decided on by the appointed real estate agency firm within one (1) month from its appointment and not later than two (2) months prior to lease expiration.

WNS Global Services Philippines, Inc._Techno Plaza II_5th and 6th Floors

HAND OVER SCHEDULE

Phase 1

The 5th Floor shall be handed over to the LESSEE on August 01, 2012 for simultaneous fit-out provided that the Contract of Lease has been signed and payment of the three (3) months Security Deposit and the three (3) months rental payment have been settled by LESSEE.

Phase 2

The 6th Floor shall be handed over to the LESSEE on February 01, 2013 provided that the Contract of Lease has been signed and payment of the three months Security Deposit and the three (3) months rental payment have been settled by LESSEE.

The Contract of Lease shall be executed not later than July 31, 2012.

HAND OVER CONDITION

On an “as-is-where-is” Condition.

•                  Bare shell condition for office areas

•                  Finished condition for the common areas

•                  Air-conditioning system (VRF)

•                  Lighting Fixtures — installation/relocation for LESSEE’s account.

FIT OUT PERIOD	Three (3) months from the possession date of the Leased Premises. The Common Area Charges and Utility Charges during the LESSEE’s fit-out period shall be for the account of the LESSEE.

RENT COMMENCEMENT DATE

Lease and Rent Commencement shall be as follows:

Phase 1 (5th Floor)

Not later than November 01, 2012.

Phase 2 (6th Floor)

Not later than May 01, 2013

In the event that LESSEE would need to commence with fit out works and business operations on the space at an earlier date, LESSEE would have to inform LESSOR about this in writing. LESSOR shall handover the space to the LESSEE within 7 days from written notification for simultaneous fit out. Furthermore, it should be understood that lease and rental shall commence on the date such business operations commenced.

FIXED MONTHLY RENT	PESOS : FIVE HUNDRED (P500.00) per square meter of the Leasable Area per month exclusive of Value Added Tax (VAT) and Association Dues which shall be for the account of the LESSEE.

WNS Global Services Philippines, Inc._Techno Plaza II_5th and 6th Floors

ESCALATION	The Fixed Monthly Rent shall be escalated as follows:

	Phase 1

	Months from the Lease Commencement	Escalation Rate	Amount
	November 01, 2012 to April 30, 2014	0.00%	P500.00
	May 01, 2014 to April 30, 2015	0.00%	P500.00
	May 01, 2015 to April 30, 2016	5.00%	P525.00
	May 01, 2016 to April 30, 2017	5.00%	P551.25
	May 01, 2017 to April 30, 2018	5.00%	P578.81
	May 01, 2018 to April 30, 2019	5.00%	P607.75

	Phase 2

	Months from Lease Commencement	Escalation Rate	Amount
	May 01, 2013 to April 30, 2014	0.00%	P500.00
	May 01, 2014 to April 30, 2015	0.00%	P500.00
	May 01, 2015 to April 30, 2016	5.00%	P525.00
	May 01, 2016 to April 30, 2017	5.00%	P551.25
	May 01, 2017 to April 30, 2018	5.00%	P578.81
	May 01, 2018 to April 30, 2019	5.00%	P607.75

TABLE OF RENTALS

•                  PHASE (AREA: 3,165.58 SQM.)

A	B	C	D (B X C)	E(C+D)
				Total Amount to be
		Fixed Monthly		Paid per Quarter by
Period Covered	Leasable Area	Rent per sqm.	Fixed Monthly Rent	LESSEE to LESSOR
11/01/2012 to 04/30/2014	3,165.58	500.00	1,582,790.00	4,748,370.00
05/01/2014 to 04/30/2015	3,165.58	500.00	1,582,790.00	4,748,370.00
05/01/2015 to 04/30/2016	3,165.58	525.00	1,661,929.50	4,985,788.50
05/01/2016 to 04/30/2017	3,165.58	551.25	1,745,025.98	5,235,077.93
05/01/2017 to 04/30/2018	3,165.58	578.81	1,832,277.27	5,496,831.82
05/01/2018 to 04/30/2019	3,165.58	607.75	1,923,891.14	5,771,673.41

•                  PHASE 2 (AREA: 3,165.58 SQM.)

A	B	C	D (B X C)	E(C+D)
				Total Amount to be
		Fixed Monthly		Paid per Month by
Period Covered	Leasable Area	Rent per sqm.	Fixed Monthly Rent	LESSEE to LESSOR
05/01/2013 to 04/30/2014	3,165.58	500.00	1,582,790.00	4,748,370.00
05/01/2014 to 04/30/2015	3,165.58	500.00	1,582,790.00	4,748,370.00
05/01/2015 to 04/30/2016	3,165.58	525.00	1,661,929.50	4,985,788.50
05/01/2016 to 04/30/2017	3,165.58	551.25	1,745,025.98	5,235,077.93
05/01/2017 to 04/30/2018	3,165.58	578.81	1,832,277.27	5,496,831.82
05/01/2018 to 04/30/2019	3,165.58	607.75	1,923,891.14	5,771,673.41

MANNER OF PAYMENT

The rent shall be payable QUARTERLY in advance, on or before the 5th working day of the relevant QUARTER to which such rent corresponds at the 28th Floor The World Centre, 330 Sen. Gil Puyat Avenue, Makati City, or at any other address which LESSOR may by notice in writing to LESSEE from time to time direct, without necessity of demand or collection. The rent for the entire Lease Term shall be covered by postdated checks. The receipt of a check in payment of the rentals due hereunder shall not produce the effect of payment until the proceeds thereof are actually received by LESSOR.

WNS Global Services Philippines, Inc._Techno Plaza II_5th and 6th Floors

SECURITY DEPOSIT

PESOS : NINE MILLION FOUR HUNDRED NINETY SIX THOUSAND SEVEN HUNDRED FORTY (P9,496,740.00) or equivalent to Fixed Rent for three (3) months exclusive of VAT and based on the rate applicable on the first year of the Lease Term. The Security Deposit shall be payable upon signing of the Contract of Lease.

The Security Deposit shall be increased correspondingly as and when the rent is automatically increased annually. The Security Deposit shall be refunded to the LESSEE within sixty (60) calendar days after the expiration or earlier termination of the Lease provided that:

1.              LESSEE has settled all expenses from utility companies supplying telephone, water, electric power or public utility services to the Leased Premises, covering the period ending on the date LESSEE shall have completely vacated and delivered the Leased Premises to the LESSOR.

2.              LESSEE has no other obligations which remain due and unpaid under the Lease Agreement for the Leased Premises.

3.              LESSEE has completely and satisfactorily vacated and delivered the Leased Premises to the LESSOR.

The reservation fee shall be credited to the Security Deposit upon signing of the Contract of Lease. In the event the LESSEE decides not to proceed with the lease, the reservation fee shall be forfeited in favor of the LESSOR.

ADVANCE RENTAL

PESOS : NINE MILLION FOUR HUNDRED NINETY SIX THOUSAND SEVEN HUNDRED FORTY (P9,496,740.00) or equivalent to Fixed Rent for three (3) months exclusive of VAT, based on the rate applicable on the first year of the Lease Term and shall be applied to the rent due on the first three (3) months of the Lease Term.

INTEREST AND PENALTY

LESSEE shall pay to LESSOR interest and penalties on any amount due under this Contract at the rate of two percent (2%) per month, or at the maximum prevailing interest rate allowed by law as may be determined by LESSOR, at the time the obligation is due, whichever is higher, to be computed from the date of delinquency until such amount is paid in full, plus a penalty of three percent (3%) per month, to be computed from the date of delinquency until such amount is paid in full.

COMMON AREA CHARGES

The Common Area Charges are subject to final determination by the Building Administrator and the rate shall be finalized upon building handover. This is payable quarterly in advance and may be changed from time to time by the Building Administration.

The Common Area Charges shall be determined by the LESSOR prior to the signing of the Contract of Lease. LESSOR commits to the LESSEE that it shall have full transparency for the cost breakdown of expenses covered by the Common Area charges fee.

ELECTRICITY	Based on actual consumption (meter reading)

WATER	Based on actual consumption (meter reading)

TELECOMMUNICATIONS

LESSEE shall have the right to use any telecommunications provider, subject to reasonable requirements of LESSOR to allocate space in the Building’s conduits and/or equipment rooms. LESSOR shall not charge the chosen telecommunications provider fees for the access to the Building.

AIR CONDITIONING	• VRF Air-conditioning system. There will be NO after-office air conditioning charges. AC electricity charges shall be sub-metered and for the sole account of the LESSEE.

WNS Global Services Philippines, Inc._Techno Plaza II_5th and 6th Floors

OTHER UTILITIES	Based on actual consumption or charges for emergency power and other public services or utilities consumed or supplied in the Leased Premises.

PARKING

Reserved parking rate shall be as follows:

—   P4,000.00/slot per month for indoor parking

Reserves parking rates are exclusive of VAT and payable quarterly in advance. LESSEE shall be given a parking slot allocation of one (1) slot for every 100-square meter of Leasable Area. There shall be a separate Contract of Lease for parking.

The LESSEE shall only pay for the actual number of slots that it is using.

REINSTATEMENT LIABILITY

At the expiration or early termination of the lease, LESSEE will be allowed to vacate the premises on an “as-is” condition and in good tenantable condition (i.e. no reinstatement). Improvements and alterations to the Leased Premises during the Term shall be the property of the LESSOR.

The LESSEE shall have no obligation to remove any of its improvements or alterations at the expiration of the Term on the condition that this has been kept in good and tenantable condition — subject to reasonable wear and tear.

The LESSEE shall also have the right to remove all moveable partitions, workstations, equipment and trade fixtures installed by the LESSEE so long as it repairs any damage caused by the removal thereof.

SUBLEASING/ASSIGNMENT

The LESSEE without the LESSOR’s consent, shall be allowed to assign or sub-lease the entire or part of the Leased Premises and their allocated parking slots only to a subsidiary or any entity resulting from a merger or consolidation with LESSEE and on the condition that they have the same nature of business.

However, it shall be understood that in the event of a sub-lease arrangement to a subsidiary or any entity resulting from a merger or consolidation with LESSEE that the LESSEE shall still be primarily and wholly liable to the LESSOR in connection with the payment of rent and fulfillment of all of its obligations and covenants as stipulated in the Contract of Lease.

LESSEE shall have the right to assign or sub-lease the entire or part of the Leased Premises and their allocated parking slots to any reputable company, provided that prior written consent of the LESSOR is obtained, which consent shall not be unreasonably withheld. LESSEE shall submit to the LESSOR, at least three (3) months prior to effectivity of the assignment or sublease, a written request for approval of the proposed sublease together with a company profile of the proposed sub-LESSEE.

RIGHT TO TEMINATE

LESSEE will be allowed to pre-terminate the lease at the end of the 3rd year of the Lease Term subject to six (6) months prior written notice, which can be served at the end of the 36th month of the Lease Term.

In the event of a lease pre-termination, the LESSEE shall forfeit its three (3) months Security Deposit (kept intact without deductions) and pay a three (3) months rent penalty.

WAIVER OF LIEN ON WORKING PAPERS	LESSOR shall not place a lien against the files or records of LESSEE or LESSEE’s clients or against LESSEE’s work product. LESSOR waives all such rights, whether arising under common or statutory law.

WNS Global Services Philippines, Inc._Techno Plaza II_5th and 6th Floors

LANDLORD’S MAINTENANCE AND REPAIR

LESSOR shall maintain and repair the Building’s exterior and interior public portions, common areas, structure, foundation, roof, plumbing, electrical, heating, ventilating, air conditioning and other mechanical systems in accordance with all government requirements and in the condition of a first class office building.

COMPLIANCE WITH LAWS: REQUIRED IMPROVEMENTS

LESSOR shall represent and warrant that the Building is in compliance with all laws, ordinances, rules and regulations (the “Laws”) in effect as of the date of this Lease. LESSOR shall, at its sole cost and expense, comply with all the future laws that may require structural modifications or other capital improvements to be carried out on the Building unless laws specifically apply solely by reason of the Tenant’s particular use of the Premises.

INTERRUPTION OF SERVICES

In the event of any interruption of services rendering all or any portion of the Leased Premises untenantable, LESSEE shall have the following remedies: (1) abatement of rent (pro-rata basis) if services are interrupted for more than three (3) consecutive working days; and (2) the right to terminate the Lease if services are interrupted for more than sixty (60) consecutive days.

SUBORDINATION AND NON-DISTURBANCE

Subject to the requirements of the law, non-disturbance, subordination and attornment agreement will be required from any mortgagee, LESSOR and any party having priority over the Lease. Such agreements shall provide that LESSEE’s possession shall not be disturbed in the case of any mortgage foreclosure or ground lease termination, and that the Lease will remain in full force and effect without any modification whatsoever. Any such subordination, attornment and non-disturbance agreement (s) shall be in a form satisfactory to LESSEE.

SECURITY

Eastwood City

The are four layers of security for the Techno Plaza 2. These are:

1st — Guards are stationed at the main entrances of the development, namely: C5.

2nd — There are roving guards patrolling the entire complex 24 hours a day, 7 days a week.

3rd — There are security guards stationed at the ground floor entrance lobby of the tower.

4th — CCTV cameras are strategically positioned in areas in and around the buildings.

Megaworld Corporation would consent (a) for LESSEE to provide its own security services for its occupied floors as well as in and around the Building and its Premises and (b) to allow general access and/or tie in to any security system provided by the Building but subject to the building house rules.

ACCESS TO PREMISES

The LESSEE shall have access to the Leased Premises and parking facilities 24 hours per day, 7 days per week, 52 weeks per year.

However, during emergency situations, the LESSOR may restrict access to specific areas of the building in the interest of safeguarding the well-being of its tenants/ occupants.

SIGNAGE	Exterior signage for the building shall be subject to the mutual agreement of the parties. Interior signage rights shall be subject to the Building House Rules and Regulations.

WNS Global Services Philippines, Inc._Techno Plaza II_5th and 6th Floors

The parties agree to the above conditions.  Signed this              day of                     , 2012.

MEGAWORLD CORPORATION		WNS GLOBAL SERVICES PHILIPPINES, INC.
LESSOR		LESSEE

By:	/s/ JOEY I. VILLAFUERTE	By:	/s/ AMITABH SINGH

JOEY I. VILLAFUERTE		AMITABH SINGH
SAVP-Controllership Group		Managing Director

WNS Global Services Philippines, Inc._Techno Plaza II_5th and 6th Floors

ANNEX “B”

RISK ASSESSMENT MITIGATION DOCUMENT

Sl No	Description	LESSOR’s Response
1	Flooding due to Marikina River-Mitigation Plan

Aside from the 15.5 meters retaining/ riprap wall from Techno Plaza 2’s ground floor level to Marikina river footing, there is another existing Concrete Hollow Block (CHB) wall within the property line of Techno Plaza 2, with a height of 3.5 meters.

2	Firewall required between DG Sets and Transformers

That due to limitations attributed to layout design of the area, LESSOR cannot put a CHB wall to separate the Diesel Generator from the Transformer. The LESSOR however will check with its consultants and implement appropriate alternative protection. LESSOR shall present this to the LESSEE prior to actual implementation.

3	Slab Strengthening to be done for Server Room and UPS Rooms

The best location for UPS and Servers will be near the elevator core, preferably at lowest floor to be occupied by the LESSEE. Once the LESSEE has submitted to the LESSOR all the necessary details such as layout and equipment loading, the LESSOR can accommodate the needed reinforcement subject to final approval of the LESSOR and its structural consultant for TechnoPlaza2.

4	N+1 DG Set of 1,000 KVA

There is an existing Diesel Generator dedicated to TechnoPlaza 2. As a back-up, a mobile Diesel Genset of 1,000 KVA capacity is conveniently located in Eastwood City. This will be used during emergency situations. Once the interface of the mobile Diesel Genset to TechnoPlaza 2 has been completed, the estimated time to deploy and connect to TechnoPlaza 2 is 60 mins.

5	Telecom Room in the Basement	The existing Telecom Room is located at the basement level. This is backed up by a second telecom room located at the Ground floor.
6	Assembly area to be identified

The assigned assembly area will be at the Eastwood Citywalk open area. Should this location change, the LESSOR shall inform the LESSEE in advance through writing, and identify an equally appropriate substitute location within Eastwood City.

7	Statutory documents for DG Sets, Earthpit Reports and Lift Licences

Necessary documentation required by the LESSEE shall be provided that: a.) the LESSOR’s suppliers, vendors, and involved Government Agencies have made available these necessary documents b.) The LESSEE informs the LESSOR in writing of such a request

8	Space for Extra Earthpits

TechnoPlaza 2 has three (3) existing Earthpits. Any additional requirement beyond this allocation shall be for the account of the LESSEE. The LESSOR shall, through its Building Administrator, identify an appropriate space for the LESSEE to implement this additional Earthpit.

9	Security on Supermarket side

1. Ingress and egress point of the office and supermarket is totally separate and independent of each other. 2. There will be distinct and separate security detail for Eastwood City, TechnoPlaza 2, and the Supermarket.3. TechnoPlaza 2 will have Boom Barriers, conduct underbody/boot checks for all entering vehicles. 4. Parking of TechnoPlaza 2 office tenants will be separate from the Supermarket. 5. Security guards will be posted in the parking area. 5. CCTV Cameras will be provided in the ingress / egress points, common areas (e.g. corridors, lift lobbies, etc.). 6. The supermarket will not be permitted to store any hazardous materials.

10	Fire Exit Doors	Fire exit doors of TechnoPlaza 2 will be equipped with Panic Device Bars. Inspection Glass window is not built in the design.
11	HVAC/VRF Fire Integration	The module necessary to interface the HVAC/VRF system to the fire system is not provided by the LESSOR. This shall be for the account of the LESSEE.

WNS Global Services Philippines, Inc._Techno Plaza II_5th and 6th Floors